EXHIBIT 10.30

SUPERIOR COURT OF THE STATE OF CALIFORNIA

FOR THE COUNTY OF LOS ANGELES, CENTRAL DISTRICT

THE TRINITY GROUP-I, INC., Plaintiff, v. HYTHIAM, INC.; and DOES 1-10 Inclusive, Defendant.
Case No. BC434936

Assigned For All Purposes To:
Hon. Ralph W. Dau, Dept. 57

ORDER APPROVING STIPULATION FOR SETTLEMENT OF CLAIMS

Date:             April 8, 2010
Time:             8:30 a.m.
Dept.:             57

Complaint Filed:  April 1, 2010
Trial Date:  None Set

The Joint Ex Parte Application to Approve Stipulation for Settlement of Claims jointly filed by Plaintiff The Trinity Group-I, Inc. (“Trinity”) and Defendant Hythiam, Inc. (“Hythiam”) came on for hearing on April 8, 2010 at 8:30 a.m. in Department 57 of the above-entitled Court, the Honorable Ralph W. Dau presiding.

The Court having reviewed the parties’ Joint Ex Parte Application, having been presented with a Stipulation for Settlement of Claims (the “Stipulation”), a copy of which is attached as Exhibit “A” to the Joint Ex Parte Application, and after a hearing upon the fairness, adequacy and reasonableness of the terms and conditions of the issuance of Hythiam’s shares of common stock (the “Common Stock”) to Trinity in exchange for the extinguishment of the claims at issue in this action, IT IS THEREFORE ORDERED AS FOLLOWS:

1.           The Stipulation is approved in its entirety.
2.           In full and final settlement of Trinity’s claims against Hythiam in the total amount of $1,005,107 (the “Claims”), which Trinity purchased from six different creditors of Hythiam, Hythiam will issue and deliver to Trinity or its designee 5,000,000 shares of Common Stock, being approximately equal to 7.6% of the total number of shares of Common Stock outstanding immediately subsequent to such issuance (the “Settlement Shares”), subject to adjustment as set forth in paragraph  4 below to reflect the intention of the parties that the total number of shares issued be based upon an average trading price of the Common Stock for a specified period of time subsequent to entry of this Order.

3.           No later than the first business day following the date that the Court enters this Order approving the Stipulation, Hythiam shall: (i) immediately issue the number of shares of Common Stock required by paragraph 2 above to Trinity’s or its designee’s balance account with The Depository Trust Company (DTC) through the Fast Automated Securities Transfer (FAST) Program of DTC’s Deposit/Withdrawal Agent Commission (DWAC) system, without any restriction on transfer, time being of the essence, by transmitting by facsimile and overnight delivery such irrevocable and unconditional instruction to Hythiam’s stock transfer agent, provided, that if Hythiam is not eligible to issue DWAC shares, then in lieu thereof the shares shall be issued in original certificated form, bearing no restrictive legend, accompanied by stock powers executed in blank with a medallion signature guarantee, and (ii) cause its legal counsel to issue an opinion to Hythiam’s transfer agent, in form and substance acceptable to Trinity and such transfer agent and at Hythiam’s sole cost and expense, that the shares may be so issued.

4.           The total number of shares of Common Stock to be issued to Trinity or its designee in connection with the Stipulation and this Order shall be adjusted six (6) calendar months following the dates on which the Settlement Shares are delivered to Trinity or its designee in compliance with paragraph 3 above, as follows: (i) if the number of VWAP Shares (as defined below) exceeds the number of Settlement Shares initially issued, then Hythiam will issue and deliver to Trinity or its designee, in accordance with paragraph 3 above, additional shares of Common Stock equal to the difference between the number of VWAP Shares and the number of Settlement Shares, and (ii) if the number of VWAP Shares is less than the number of Settlement Shares, then Trinity or its designee will return to Hythiam for cancellation of that number of shares as equals the difference between the number of VWAP Shares and the number of Settlement Shares issued pursuant to paragraph 3 above.

a.           The number of VWAP Shares is equal to (i) $997,738, (ii) divided by the volume weighted average price (“VWAP”) of the Common Stock over the six (6) calendar month period immediately following the date on which the Settlement Shares are delivered to Trinity or its designee in compliance with paragraph 3.

b.           In no event shall the number of shares of Common Stock issued to Trinity or its designee in connection with the settlement of the Claims, aggregated with all shares of Common Stock then owned or beneficially owned or controlled by, collectively, Trinity and its affiliates, at any time exceed 9.99% of the total number of shares of Common Stock then outstanding.

5.           For so long as Trinity or any of its affiliates hold any shares of Common Stock of Hythiam, neither Trinity nor any of its affiliates will: (i) sell in any trading day more Settlement Shares than the greater of (a) 49,000 shares or (b) 10% of the daily trading volume of the Common Stock on the Over-the-Counter Bulletin Board; (ii) vote any shares of Common Stock owned or controlled by it, or solicit any proxies or seek to advise or influence any person with respect to any voting securities of Hythiam; or (iii) engage or participate in any actions, plans or proposals which relate to or would result in (a) Trinity or any of its affiliates acquiring additional securities of Hythiam, alone or together with any other person, which would result in Trinity and its affiliates collectively beneficially owning or controlling more than 9.99% of the total outstanding Common Stock or other voting securities of Hythiam, (b) an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving Hythiam or any of its subsidiaries, (c) a sale or transfer of a material amount of assets of Hythiam or any of its subsidiaries, (d) any change in the present board of directors or management of Hythiam, including any plans or proposals to change the number or term of directors or to fill any existing vacancies on the board, (e) any material change in the present capitalization or dividend policy of Hythiam, (f) any other material change in Hythiam’s business or corporate structure, including but not limited to, if Hythiam is a registered closed-end investment company, any plans or proposals to make any changes in its investment policy for which a vote is required by Section 13 of the Investment Company Act of 1940, (g) changes in Hythiam’s charter, bylaws or instruments corresponding thereto or other actions which may impede the acquisition of control of Hythiam by any person, (h) causing a class of securities of Hythiam to be delisted from a national securities exchange or to cease to be authorized to be quoted in an inter-dealer quotation system of a registered national securities association, (i) causing a class of equity securities of Hythiam to become eligible for termination of registration pursuant to Section 12(g)(4) of the Act, or (j) taking any action, intention, plan or arrangement similar to any of those enumerated above.  The provisions of this paragraph 5 may not be modified or waived without further order of the Court.

6.           This Order ends, finally and forever (i) any claims to payment or compensation of any kind or nature that Trinity had, now has, or may assert in the future against Hythiam arising out of the Claims, and (ii) any claims, including without limitation for offset or counterclaim that Hythiam had, now has, or may assert in the future against Trinity arising out of the Claims.  In this regard, and subject to compliance with this Order, effective upon the execution of this Order, each party hereby releases and forever discharges the other party, including all of the other party’s employees, officers, directors, affiliates and attorneys, from any and all claims, demands, obligations (fiduciary or otherwise), and causes of action, whether known or unknown, suspected or unsuspected, arising out of, connected with, or incidental to the Claims.

7.           This action is hereby dismissed with prejudice, provided that the Court shall retain jurisdiction with regard to the Claims to enforce the terms of this Order.

8.           The Stipulation and this Order may be enforced by any party to the Stipulation by a motion under California Code of Civil Procedure section 664.6, or by any procedure permitted by law in the Superior Court of Los Angeles County.  Pursuant to the Stipulation, each party thereto further waives a statement of decision, and the right to appeal from this Order after entry.  Except as expressly provided in paragraph 3 above, each party shall bear its own attorneys’ fees, expenses and costs with regard to the Stipulation and this Order.

IT IS SO ORDERED.

Dated: April 8, 2010	/s/ RALPH W. DAU
Ralph W. Dau
Judge of the Superior Court